UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 5, 2007
STEWART ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	1-15449 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)
1333 South Clearview Parkway
Jefferson, Louisiana 70121
(Address of principal executive offices) (Zip Code)
(504) 729-1400
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURE

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     (e) The 2007 Stock Incentive Plan. On April 5, 2007, the shareholders of Stewart Enterprises, Inc. (the “Company”) approved the 2007 Stock Incentive Plan (the “Stock Plan”) at its annual shareholders’ meeting. The Company’s Board of Directors believes that the Company’s growth depends upon the efforts of its officers, directors, employees, consultants and advisors and that the Stock Plan provides an effective means of attracting and retaining qualified key personnel while encouraging long-term focus on maximizing shareholder value. The Board intends for the Stock Plan to replace the Company’s 1995 Incentive Compensation Plan, 2000 Incentive Compensation Plan and 2005 Directors’ Stock Plan. No future grants will be made through these prior plans. The Board believes that the new Stock Plan will provide the Company with the continued ability to attract, retain and motivate key personnel and Board members in a manner aligned with the interests of shareholders.
     The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) will generally administer the Stock Plan, and has the authority to make awards under the Stock Plan including setting the terms of the awards. Incentives under the Stock Plan may be granted in any one or a combination of the following forms:
•	incentive stock options under Section 422 of the Internal Revenue Code (the “Code”);

•	non-qualified stock options;

•	restricted stock;

•	restricted stock units;

•	stock appreciation rights; and

•	other stock-based awards.
     A total of 5,000,000 shares of the Company’s Class A common stock are authorized to be issued under the Stock Plan. Officers, directors and key employees of the Company and the Company’s consultants and advisors will be eligible to receive incentives under the Stock Plan when designated as Stock Plan participants.
     The Executive Officer Annual Incentive Plan. On April 5, 2007, the shareholders of the Company also approved the Company’s Executive Officer Annual Incentive Plan (the “Incentive Plan”). The Incentive Plan was presented to the shareholders for approval in order to qualify the quantitative portion of the annual incentive award as fully deductible performance-based compensation under Section 162(m) of the Code. The Incentive Plan will be administered by the Compensation Committee of the Company’s Board of Directors and it will apply to each of the five fiscal years during the period beginning November 1, 2007 and ending October 31, 2012, unless terminated earlier by the Compensation Committee.
     Any executive officer may be designated by the Compensation Committee as a participant in the Incentive Plan for any year. A participant must be employed at the end of a fiscal year in order to receive a bonus under the Incentive Plan, unless otherwise determined by the Compensation Committee. Under the Incentive Plan, each participant will be eligible to earn a specified bonus amount based upon the achievement of pre-established quantitative performance goals. Participants will also be eligible to be paid an additional specified amount based upon a subjective qualitative evaluation of the participant’s annual performance. Since the qualitative portion of the bonus is not formulaic, it will not meet the requirements to qualify as performance-based compensation under Section 162(m) of the Code. No participant may be paid a bonus under the Incentive Plan of more than $1,500,000 for any fiscal year. The Compensation Committee may determine to pay bonuses under the Incentive Plan in whole or in part in cash or stock. Any such stock will be issued through the Company’s stock-based incentive plans.

     The participants and performance goals for each year must be established prior to January 29. The quantitative performance goals for each year will be based upon one or more of the following criteria relating to the Company or one or more of its divisions, subsidiaries or lines of business: earnings per share; return on assets; an economic value added measure; shareholder return; earnings or earnings before interest, taxes and amortization; stock price; total shareholder return; return on equity; return on total capital; return on assets or net assets; revenue; reduction of expenses; free cash flow; income or net income; operating income or net operating income; gross profit; operating profit or net operating profit; operating margin or profit margin; return on operating revenue; return on invested capital; market segment share; customer satisfaction; growth in core funeral calls; growth in preneed funeral sales or growth in preneed cemetery property sales; or trust portfolio performance compared to related market indices.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEWART ENTERPRISES, INC.
April 10, 2007	/s/ Angela M. Lacour
Angela M. Lacour
Vice President Corporate Controller Chief Accounting Officer